Exhibit 99.1

For Release: August 5, 2010	Contact:	Wesley B. Wampler
**Teleconference**		Director, Investor Relations
August 6, 2010, 10:00 A.M. (ET)
Domestic dial in number: 877-317-6789
International dial in number: 412-317-6789
Canada dial in number: 866-605-3852
Replay number: 877-344-7529
International replay number: 412-317-0088
Confirmation ID: 442980
Audio webcast: http://ir.ntelos.com/

NTELOS Holdings Corp. Reports Second Quarter 2010 Operating Results

NTELOS Net Income of $12.8 million, or $0.31 per share

Positive Wireless Postpay Net Subscriber Additions

Company Declares Quarterly Dividend

WAYNESBORO, VA – August 5, 2010 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in seven Mid-Atlantic States, today announced operating results for its second quarter of 2010.

Operating highlights include:

•	Operating revenues of $132.3 million

•	Adjusted EBITDA (a non-GAAP measure) of $55.8 million, representing a 42% margin

•	Wireless adjusted EBITDA for second quarter 2010 of $38.4 million, up 1% from first quarter 2010

•	Wireless adjusted EBITDA margin of 39%, up from 37% last quarter

•	Wireless monthly postpay subscriber churn improved 48 basis points from previous quarter to 1.83%

•	Wireless postpay data ARPU of $13.23 for second quarter 2010, up 34% from second quarter 2009

•	Wireline adjusted EBITDA for second quarter 2010 of $18.8 million, representing a margin of 58%

“We are pleased with the current momentum in our business,” said James A. Hyde, CEO of NTELOS Holdings Corp. “Wireline continues to perform solidly and should greatly benefit from the recently announced FiberNet acquisition. Additionally, wireless postpay churn is down significantly from the previous quarter and is again under 2%. Wireless total subscriber churn improved nicely for the fourth consecutive quarter and our postpay data ARPU continued to grow, exceeding $13 for the quarter.”

Recent Developments

Declaration of Dividend: On August 3, 2010, the Board of Directors of NTELOS Holdings Corp. declared a quarterly cash dividend on its common stock in the amount of $0.28 per share to be paid on October 14, 2010 to stockholders of record on September 14, 2010.

Agreement to Acquire FiberNet: The Company announced on July 20, 2010 that it entered into a purchase agreement with One Communications Corp. to acquire its FiberNet business for cash consideration of approximately $170 million. The acquisition includes a fiber optic network of approximately 3,500 route miles and approximately 100,000 customer access lines. FiberNet service revenues and adjusted EBITDA for 2009 were approximately $76 million and $25 million, respectively. Capital expenditures for 2009 were approximately $13 million. NTELOS intends to fund the purchase through a combination of a permitted incremental term loan under the existing senior credit facility and cash on hand. The acquisition is subject to, among other conditions, receiving approval from the FCC and the relevant state public service commissions and anti-trust review under the Hart-Scott-Rodino Act. Pending all approvals, the acquisition is expected to close in the fourth quarter of 2010. The purchase agreement is subject to termination if the acquisition is not completed before December 31, 2010.

Closing of Loan Facility: On August 2, 2010 the Company closed on a permitted $125 million incremental term loan under the existing senior credit facility. NTELOS intends to use the proceeds as the primary source of funding for the FiberNet acquisition. Pricing on the new facility was set at LIBOR plus 3.75% with a LIBOR minimum of 2%, and sold at $99.75 per $100 of principal amount, or .25% OID.

Business Segment Highlights

Wireless

•

Wireless operating revenues for the second quarter 2010 were $99.6 million, down 4% from first quarter 2010. This was due primarily to a $2.7 million reduction in equipment revenues related to lower gross additions and a higher mix of postpay additions. Subscriber revenues were $66.2 million in second quarter 2010 compared to $67.7 million in the previous quarter. Adjusted EBITDA for Wireless was $38.4 million for the second quarter 2010, up 1% from first quarter 2010. Wireless adjusted EBITDA margins were 39% for second quarter 2010, up from 37% in first quarter. Revenues from the Sprint wholesale agreement were $27.1 million for second quarter 2010, supported by the $9.0 million per month minimum and reflecting the travel data rate reset effective July 1, 2009. The calculated revenues underlying the minimum increased $0.6 million from first quarter 2010 to $24.5 million.

•

Retail wireless subscribers were 439,348 at June 30, 2010. Postpay subscriber net additions were positive for the first time in a year with 303,059 postpay subscribers at quarter-end. Wireless gross subscriber additions for second quarter 2010 were 33,477. Total and postpay churn rates were improved for the second quarter 2010, marking the fourth consecutive quarter of improvement with total monthly subscriber churn of 2.97% and postpay monthly subscriber churn of 1.83%. Prepay subscribers at June 30, 2010 were 136,289 reflecting a loss for second quarter consistent with seasonal trends following a high-growth first quarter, but a gain of 4,506 for the first six months of 2010.

•

Postpay ARPU was $56.35 for the second quarter of 2010 with postpay data ARPU continuing solid growth, increasing $3.35, or 34%, from $9.88 in second quarter 2009 to $13.23 in second quarter 2010. Sequentially, postpay data ARPU is up 12%, or $1.39, compared to first quarter 2010.

“Our second quarter postpay results are encouraging and show our initiatives gaining traction,” said Hyde. “Prepay in second quarter showed typical seasonality, exaggerated some by the great success we had in prepay last quarter. We’ve made significant progress rebuilding our indirect channel with 240 locations now with master agents and new exclusive agents. We remain optimistic about future subscriber growth and are very pleased with the continued strength of wireless EBITDA and margins.”

Wireline

•

Wireline operating revenues for the second quarter 2010 were $32.6 million, up 5% from second quarter 2009. Adjusted EBITDA for Wireline was $18.8 million for the second quarter 2010, up 8% from the same quarter last year.

•

RLEC: RLEC revenues for the second quarter of 2010 were $13.4 million, down 7% from second quarter 2009 as an increase in tandem switched access revenues from other carriers only partially offset a decline in access lines. RLEC adjusted EBITDA was $10.0 million for second quarter 2010, compared to $10.0 million in first quarter 2010 and $10.7 million in second quarter 2009, with an improved margin of 75%.

•

Competitive Wireline: Revenues from wireline strategic products increased approximately $3.0 million, or 22%, to $16.8 million in second quarter 2010 from second quarter 2009. This improvement is primarily due to increases related to the Allegheny fiber acquisition, as well as customer growth and continued growth in data connectivity and bandwidth demand. Broadband growth in the RLEC footprint continued with a 9% year-over-year customer gain, increasing customer penetration from 49.9% at June 30, 2009 to 56.5% at June 30, 2010. Adjusted EBITDA for Competitive Wireline was $8.8 million for the second quarter 2010, an increase of 30% over second quarter 2009, reflecting revenue growth and a margin increase which improved from 41% in second quarter 2009 to 46% for second quarter 2010.

“Our high-bandwidth data products are the main growth drivers in wireline and continue to offset the impacts of legacy products and access line losses,” stated Hyde. “We are pleased with the revenue impact of the Allegheny acquisition and the significant improvement in margins. With our recently announced FiberNet acquisition, which is expected to close in fourth quarter, we look forward to accelerated growth in our wireline operations.”

###

Business Outlook

The Company will provide 2010 financial guidance updates on the Second Quarter 2010 Earnings Conference Call scheduled for August 6, 2010 at 10:00 A.M. ET.

Statements are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

Non-GAAP Measures

Adjusted EBITDA is defined as net income attributable to NTELOS Holdings Corp. before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, gain/loss on interest rate swap agreement, net income attributable to noncontrolling interests, other expenses/income, equity based compensation charges and charges from voluntary early retirement and workforce reduction plans.

ARPU, or average monthly revenues per subscriber/unit with service, is computed by dividing service revenues per period by the weighted average number of subscribers with service during that period. Please see the footnotes in the exhibits for a complete definition of this measure.

Adjusted EBITDA and ARPU are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. (NASDAQ: NTLS) is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Pennsylvania, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, high capacity transport, data and voice services for Internet access and wide area networking and IPTV-based video services. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: rapid development and intense competition in the telecommunications industry; adverse economic conditions; operating and financial restrictions imposed by our senior credit facility; our cash and capital requirements; declining prices for our services; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in our roaming rates and wireless handset subsidy costs; the potential for Sprint to build networks in our markets; federal and state regulatory fees, requirements and developments; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our reliance on certain suppliers and vendors; the successful completion of the pending acquisition of the FiberNet business, and the effect thereof on our business; our ability to successfully integrate the operations of the FiberNet business upon its acquisition; the failure to realize synergies and cost savings from the pending acquisition of the FiberNet business or delay in realization thereof; and other unforeseen difficulties that may occur. These risks and uncertainties are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports filed on Forms 10-K.

Exhibits:

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Operations

•	Summary of Operating Results

•	Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Operating Income

•	Reconciliation of Operating Income to Adjusted EBITDA

•	Customer Summary

•	Wireless Customer Detail

•	Wireless Key Performance Indicators (KPI)

•	Wireless ARPU Reconciliation

NTELOS Holdings Corp.

Condensed Consolidated Balance Sheets

	June 30, 2010	December 31, 2009
(in thousands)

ASSETS
Current Assets
Cash	$59,826	$51,097
Accounts receivable, net	46,785	45,767
Inventories and supplies	5,015	10,870
Other receivables	949	1,705
Income tax receivable	68	4,368
Prepaid expenses and other	12,352	10,196

	124,995	124,003

Securities and investments	1,110	1,023

Property, plant and equipment, net	511,472	500,975

Other Assets
Goodwill	113,041	113,041
Franchise rights	32,000	32,000
Other intangibles, net	58,504	64,360
Radio spectrum licenses in service	115,449	115,449
Radio spectrum licenses not in service	16,855	16,850
Deferred charges and other assets	11,556	12,845

	347,405	354,545

Total Assets	$984,982	$980,546

LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt	$6,924	$6,876
Accounts payable	31,019	30,756
Dividends payable	11,666	11,604
Advance billings and customer deposits	20,562	20,006
Accrued compensation	6,189	5,583
Accrued operating taxes	3,561	3,070
Other accrued liabilities	5,773	4,832

	85,694	82,727

Long-Term Liabilities
Long-term debt	619,532	622,032
Other long-term liabilities	97,273	99,678

	716,805	721,710

Equity	182,483	176,109

Total Liabilities and Equity	$984,982	$980,546

NTELOS Holdings Corp.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)	Three months ended:		Six months ended:
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Operating Revenues	$132,322	$140,001	$269,873	$280,665

Operating Expenses [1]

Cost of sales and services (exclusive of items shown separately below)	41,211	44,472	84,504	89,696

Customer operations	28,500	28,770	59,469	58,184

Corporate operations [2]	8,325	7,994	18,614	16,962

Depreciation and amortization	22,065	23,091	43,593	46,249

Accretion of asset retirement obligations	213	285	337	561

	100,314	104,612	206,517	211,652

Operating Income	32,008	35,389	63,356	69,013

Other Income (Expenses)
Interest expense	(10,024)	(6,484)	(20,114)	(11,790)
Gain on interest rate swap agreement	—	510	—	1,438
Other (expense) income	(36)	(132)	31	(57)

	21,948	29,283	43,273	58,604

Income Tax Expense	8,567	11,706	17,162	23,393

Net Income	13,381	17,577	26,111	35,211

Net Income Attributable to Noncontrolling Interests	(559)	(241)	(778)	(473)

Net Income Attributable to NTELOS Holdings Corp.	$12,822	$17,336	$25,333	$34,738

Basic and Diluted Earnings per Common Share Attributable to NTELOS Holdings Corp. Stockholders:

Income per share - basic and diluted	$0.31	$0.41	$0.61	$0.82

Weighted average shares outstanding - basic	41,313	42,173	41,265	42,164
Weighted average shares outstanding - diluted	41,686	42,448	41,614	42,389

Cash Dividends Declared per Share - Common Stock	$0.28	$0.26	$0.56	$0.52

[1]

Includes equity based compensation charges related to all of the Company’s share-based awards and the Company’s 401(k) matching contributions (commencing June 1, 2009) of $1.5 million and $2.7 million for the three months and six months ended June 30, 2010, respectively, and $1.5 million and $2.6 million for the three months and six months ended June 30, 2009, respectively.

[2]

First quarter 2010 included a $0.9 million charge related to severance benefits pursuant to an executive employment agreement. Please see Form 8-K filed with the SEC on March 12, 2010 for additional information. First quarter 2009 included a one-time cash payment of $1.0 million to James A. Hyde, NTELOS’ then newly hired president and COO.

NTELOS Holdings Corp.

Summary of Operating Results

(in thousands)	Three months ended:		Six months ended:
	June 30, 2009	June 30, 2010	June 30, 2009	June 30, 2010
Operating Revenues
Wireless PCS Operations	$108,858	$99,603	$218,064	$203,648
Subscriber Revenues	71,623	66,225	143,378	133,937
Wholesale/Roaming Revenues, net	31,287	28,028	61,363	56,347
Equipment Revenues	5,591	4,983	12,632	12,633
Other Revenues	357	367	691	731

Wireline Operations
RLEC	14,458	13,427	29,148	27,662
Competitive Wireline	16,567	19,158	33,210	38,297

Wireline Total	31,025	32,585	62,358	65,959

Other	118	134	243	266

	$140,001	$132,322	$280,665	$269,873

Operating Expenses

(before depreciation & amortization, asset impairment charges, accretion of asset retirement obligations, equity based compensation, and charges from voluntary early retirement and workforce reduction plans, a non-GAAP Measure of operating expenses)

Wireless PCS Operations	$64,842	$61,191	$131,257	$127,134
Cost of Sales and Services
Cost of Sales - Equipment	8,943	6,069	18,814	14,376
Cost of Sales - Access & Other	10,850	9,420	21,839	18,614
Maintenance and Support	14,658	15,397	29,001	30,396
Customer Operations	24,588	24,433	50,078	51,216
Corporate Operations	5,803	5,872	11,525	12,532

Wireline Operations
RLEC	3,725	3,400	7,466	7,600
Competitive Wireline	9,834	10,383	19,683	20,982

Wireline Total	13,559	13,783	27,149	28,582

Other [1]	1,313	1,577	3,871	4,162

	$79,714	$76,551	$162,277	$159,878

Adjusted EBITDA (a non-GAAP Measure) [1]
Wireless PCS Operations	$44,016	$38,412	$86,807	$76,514

Wireline Operations
RLEC	10,733	10,027	21,682	20,062
Competitive Wireline	6,733	8,775	13,527	17,315

Wireline Total	17,466	18,802	35,209	37,377

Other [1]	(1,195)	(1,443)	(3,628)	(3,896)

	$60,287	$55,771	$118,388	$109,995

Capital Expenditures
Wireless PCS Operations	$16,668	$9,877	$34,619	$20,085

Wireline Operations
RLEC	4,025	2,815	6,862	5,493
Competitive Wireline	8,001	6,569	15,355	17,090

Wireline Total	12,026	9,384	22,217	22,583

Other	9,231	3,170	12,703	5,154

	$37,925	$22,431	$69,539	$47,822

Adjusted EBITDA less Capital Expenditures (a non-GAAP measure)

Wireless PCS Operations	$27,348	$28,535	$52,188	$56,429

Wireline Operations
RLEC	6,708	7,212	14,820	14,569
Competitive Wireline	(1,268)	2,206	(1,828)	225

Wireline Total	5,440	9,418	12,992	14,794

Other [1]	(10,426)	(4,613)	(16,331)	(9,050)

	$22,362	$33,340	$48,849	$62,173

[1]

First quarter 2010 includes a $0.9 million charge related to severance benefits pursuant to an executive employment agreement. Please see Form 8-K filed with the SEC on March 12, 2010 for additional information. First quarter 2009 includes a one-time cash payment of $1.0 million to James A. Hyde, NTELOS’ then newly hired president and COO.

NTELOS Holdings Corp.

Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Operating Income

(in thousands)	Three months ended:		Six months ended:
	June 30, 2009	June 30, 2010	June 30, 2009	June 30, 2010

Net income attributable to NTELOS Holdings Corp.	$17,336	$12,822	$34,738	$25,333
Net income attributable to noncontrolling interests	241	559	473	778

Net Income	17,577	13,381	35,211	26,111

Interest expense	6,484	10,024	11,790	20,114
Gain on interest rate swap agreement	(510)	—	(1,438)	—
Income taxes	11,706	8,567	23,393	17,162
Other (income) expense	132	36	57	(31)

Operating income	$35,389	$32,008	$69,013	$63,356

Wireless	$27,248	$23,503	$53,401	$47,142
RLEC	6,992	6,357	14,207	12,807
Competitive Wireline	3,640	4,748	7,264	9,476
Other	(2,491)	(2,600)	(5,859)	(6,069)

Operating income	$35,389	$32,008	$69,013	$63,356

NTELOS Holding Corp.

Reconciliation of Operating Income to Adjusted EBITDA

(dollars in thousands)	2009					2010
	Wireless PCS	RLEC	Competitive Wireline	Other	Total	Wireless PCS	RLEC	Competitive Wireline	Other	Total

For The Three Months Ended June 30
Operating Income	$27,248	$6,992	$3,640	$(2,491)	$35,389	$23,503	$6,357	$4,748	$(2,600)	$32,008
Depreciation and amortization	16,359	3,647	3,068	17	23,091	14,543	3,573	3,996	(47)	22,065

Sub-total:	43,607	10,639	6,708	(2,474)	58,480	38,046	9,930	8,744	(2,647)	54,073

Accretion of asset retirement obligations	265	4	15	1	285	194	6	13	—	213
Non-cash compensation	144	90	10	1,278	1,522	172	91	18	1,204	1,485

Adjusted EBITDA	$44,016	$10,733	$6,733	$(1,195)	$60,287	$38,412	$10,027	$8,775	$(1,443)	$55,771

Adjusted EBITDA Margin	40.4%	74.2%	40.6%	NM	43.1%	38.6%	74.7%	45.8%	NM	42.1%

For The Six Months Ended June 30
Operating Income	$53,401	$14,207	$7,264	$(5,859)	$69,013	$47,142	$12,807	$9,476	$(6,069)	$63,356
Depreciation and amortization	32,642	7,313	6,219	75	46,249	28,633	7,061	7,859	40	43,593

Sub-total:	86,043	21,520	13,483	(5,784)	115,262	75,775	19,868	17,335	(6,029)	106,949

Accretion of asset retirement obligations	522	9	29	1	561	382	11	(56)	—	337
Non-cash compensation	242	153	15	2,155	2,565	357	183	36	2,133	2,709

Adjusted EBITDA	$86,807	$21,682	$13,527	$(3,628)	$118,388	$76,514	$20,062	$17,315	$(3,896)	$109,995

Adjusted EBITDA Margin	39.8%	74.4%	40.7%	NM	42.2%	37.6%	72.5%	45.2%	NM	40.8%

NTELOS Holdings Corp.

Customer Summary Table

Quarter Ended:	6/30/2009	9/30/2009	12/31/2009	3/31/2010	6/30/2010
Wireless Subscribers	442,089	438,303	438,529	445,277	439,348
RLEC Total Access Lines	39,616	38,853	38,237	37,718	37,075
CLEC Access Lines [1]	49,162	49,265	49,694	49,522	49,357
RLEC Broadband Customers [2]	14,021	14,215	14,372	14,471	14,529
Total Broadband Connections [2]	22,768	23,138	23,478	24,166	24,802
Video Subscribers	1,539	1,839	2,040	2,203	2,345

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]

Includes customers or customer equivalents for DSL, dedicated Internet access, wireless portable broadband, broadband over fiber and metro Ethernet. All revenues from broadband products, including RLEC broadband, are recorded in the operating revenues of the Competitive Wireline segment.

NTELOS Holdings Corp.

Wireless Customer Detail

Quarter Ended:	6/30/2009	9/30/2009	12/31/2009	3/31/2010	6/30/2010
Total Wireless Subscribers

Beginning Subscribers	444,475	442,089	438,303	438,529	445,277
Prepay	130,205	129,323	130,184	131,783	142,427
Postpay	314,270	312,766	308,119	306,746	302,850

Gross Additions	37,944	43,373	44,376	48,047	33,477
Prepay	20,161	25,917	25,427	31,062	16,825
Postpay	17,783	17,456	18,949	16,985	16,652

Disconnections	40,330	47,159	44,150	41,299	39,406
Prepay	20,489	24,784	23,587	20,222	22,760
Postpay	19,841	22,375	20,563	21,077	16,646

Net Additions	(2,386)	(3,786)	226	6,748	(5,929)
Prepay	(328)	1,133	1,840	10,840	(5,935)
Postpay	(2,058)	(4,919)	(1,614)	(4,092)	6

Ending Subscribers	442,089	438,303	438,529	445,277	439,348
Prepay	129,323	130,184	131,783	142,427	136,289
Postpay	312,766	308,119	306,746	302,850	303,059

Note: Postpay subscriber gain for second quarter 2010 of 209 consists of net gains of 6 and conversions of prepay customers to postpay of 203. Please refer to previous earnings releases for comparable information for prior quarters.

NTELOS Holdings Corp.

Wireless Key Performance Indicators

	Three months ended:		Six months ended:
	June 30, 2009	June 30, 2010	June 30, 2009	June 30, 2010

Average Subscribers (weighted monthly)	443,179	442,968	441,904	442,374

Gross Subscriber Revenues ($000)	$71,122	$66,357	$143,264	$134,284
Revenue Accruals & Deferrals	568	(63)	244	(201)
Eliminations & Other Adjustments	(67)	(69)	(130)	(146)

Net Subscriber Revenues ($000)	$71,623	$66,225	$143,378	$133,937

Average Monthly Revenue per Subscriber/Unit (ARPU) [1]	$53.49	$49.93	$54.03	$50.59

Average Monthly Revenue per Postpay Subscriber/Unit (ARPU) [1]	$57.28	$56.35	$57.08	$56.32

Average Monthly Data Revenue per Subscriber/Unit (ARPU) [1]	$8.96	$11.53	$8.87	$11.18

Average Monthly Data Revenue per Postpay Subscriber/Unit (ARPU) [1]	$9.88	$13.23	$9.62	$12.53

Strategic Network Alliance Revenues ($000)
Home Voice	$12,786	$14,430	$25,562	$28,866
Travel Voice	4,011	4,322	7,962	8,561

Total Voice	16,797	18,752	33,524	37,427

Home Data	3,348	3,738	6,531	7,106
Travel Data	9,743	2,003	18,658	3,806

Total Data	13,091	5,741	25,189	10,912

Revenue Minimum Adjustment	—	2,569	—	5,784

Total	$29,888	$27,062	$58,713	$54,123

Monthly Postpay Subscriber Churn	2.1%	1.8%	2.2%	2.1%

Monthly Blended Subscriber Churn	3.0%	3.0%	3.1%	3.0%

Total Cell Sites (period ending)	1,217	1,287

EV-DO Rev. A Cell Sites (period ending; sub-set of Total Cell Sites above)	1,047	1,071

Cell Sites under the Strategic Network Alliance Agreement (period ending; sub-set of Total Cell Sites above)	747	764

[1]

Average monthly revenues per subscriber/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

NTELOS Holdings Corp.

Wireless ARPU Reconciliation

	Three months ended:		Six months ended:
	June 30, 2009	June 30, 2010	June 30, 2009	June 30, 2010
Average Revenue per Handset/Unit (ARPU) [1]
(amounts in thousands except for subscribers and ARPU)
Operating Revenues	$140,001	$132,322	$280,665	$269,873
Less: Wireline and other operating revenue	(31,143)	(32,719)	(62,601)	(66,225)

Wireless communications revenue	108,858	99,603	218,064	203,648
Less: Equipment revenue from sales to new customers	(1,111)	(1,526)	(2,883)	(4,601)
Less: Equipment revenue from sales to existing customers	(4,480)	(3,457)	(9,749)	(8,032)
Less: Wholesale revenue	(31,287)	(28,028)	(61,363)	(56,347)
Plus (Less): Other revenues, eliminations and adjustments	(858)	(235)	(805)	(384)

Wireless gross subscriber revenue	$71,122	$66,357	$143,264	$134,284

Less: Paid in advance subscriber revenue	(17,606)	(15,392)	(36,249)	(31,653)
(Less) Plus: Adjustments	388	154	251	(60)

Wireless gross postpay subscriber revenue	$53,904	$51,119	$107,266	$102,571

Average subscribers	443,179	442,968	441,904	442,374

Total ARPU	$53.49	$49.93	$54.03	$50.59

Average postpay subscribers	313,661	302,389	313,222	303,529

Postpay ARPU	$57.28	$56.35	$57.08	$56.32

Wireless gross subscriber revenue	$71,122	$66,357	$143,264	$134,284
Less: Wireless voice and other feature revenue	(59,207)	(51,037)	(119,744)	(104,610)

Wireless data revenue	$11,915	$15,320	$23,520	$29,674

Average subscribers	443,179	442,968	441,904	442,374

Total Data ARPU	$8.96	$11.53	$8.87	$11.18

Wireless gross postpay subscriber revenue	$53,904	$51,119	$107,266	$102,571
Less: Wireless postpay voice and other feature revenue	(44,607)	(39,113)	(89,181)	(79,743)

Wireless postpay data revenue	$9,297	$12,006	$18,085	$22,828

Average postpay subscribers	313,661	302,389	313,222	303,529

Postpay data ARPU	$9.88	$13.23	$9.62	$12.53

[1]

Average monthly revenues per subscriber/unit with service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of subscribers with service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.